SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-A


                For Registration of Certain Classes of Securities
                     Pursuant to Section 12(b) or (g) of the
                         Securities Exchange Act of 1934

                            NUWAVE TECHNOLOGIES, INC.
             (Exact name of registrant as specified in its charter)


               DELAWARE                                23-3387630
(State of incorporation or organization)    (I.R.S. Employer Identification No.)


                               ONE PASSAIC AVENUE
                           FAIRFIELD, NEW JERSEY 07004
          (Address of principal executive offices, including zip code)


     If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. [ ]

     If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. [X]

     Securities Act registration statement file number to which this form relates: 333-41958.

     Securities to be registered pursuant to Section 12(b) of the Act:

          Title of each class                Name of each exchange on which
          to be so registered                each class is to be so registered
                NONE

Securities to be registered pursuant to Section 12(g) of the Act:

          CLASS B COMMON STOCK PURCHASE WARRANTS

     The Commission is respectfully requested to send copies of all notices, orders and communications to:

      Gerald Zarin, President                       Bruce A. Rich, Esq.
     NUWAVE Technologies, Inc.                    Thelen Reid & Priest LLP
         One Passaic Avenue                          40 West 57th Street
     Fairfield, New Jersey 07004                  New York, New York 10019


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                 INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1.   Description of Registrant's Securities to be Registered.
          -------------------------------------------------------

Class B Common Stock Purchase Warrants

     The following discussion is a summary of certain terms and provisions of the Class B Common Stock Purchase Warrants (the "Class B Warrants") contained in the Warrant Agreement, dated March 10, 2000, between NUWAVE Technologies, Inc. (the "Company") and American Stock Transfer & Trust Company (the "Warrant Agreement"). As such, it is qualified in its entirety by reference to the Warrant Agreement.

     Each Class B Warrant entitles the holder to purchase one share of the Company's common stock, par value $.01 per share (the "Common Stock") at any time until March 14, 2003 at an exercise price of $3.95 (the "Exercise Price"), subject to adjustment in certain circumstances to prevent dilution. The Class B Warrants may be exercised in whole or in part, at any time and from time to time until March 14, 2003 through a cash exercise. Unless exercised, the Class B Common Stock Purchase Warrants will automatically expire on March 14, 2003.

     Under the Warrant Agreement, the Company agreed to use its best efforts to file a registration statement under the Securities Act, registering the Class B Warrants and the shares of Common Stock underlying the Class B Warrants, upon demand, after June 12, 2000, and use its best efforts to have the registration statement declared effective by the Commission within ninety days thereafter. On July 21, 2000, the Company filed a registration statement on Form SB-2, file no. 333-41958. The registration statement was declared effective on August 2, 2000 (the "Effective Date"). The Company intends to keep the registration statement effective until expiration of the Class B Warrants.

     The Class B Warrants are subject to redemption by the Company at $.01 per Class B Warrant at any time commencing 12 months after the Effective Date, or earlier with the prior written consent of Roan-Meyers Associates, L.P. ("Roan-Meyers"), the placement agent for the March 14, 2000 placement of the Company's securities (the "Private Placement"), including the Class B Warrants, on not less than 30 days prior written notice to the holders of the Class B Warrants, provided the average closing bid quotation of the Common Stock as reported on the Nasdaq SmallCap Market, if traded thereon, or, if not traded thereon, the average closing bid quotation of the Common Stock if listed on a national securities exchange (or other reporting system that provides last sale prices), has been at least 250% of the then-current Exercise Price of the Class B Warrants for a period of 30 consecutive trading days ending on the day prior to the date on which the Company gives notice of redemption. The Class B Warrants will be exercisable until the close of business on the day immediately preceding the date fixed for redemption.

     The Class B Warrants were originally issued on March 14, 2000, in connection with the Private Placement. Roan-Meyers received as part of its compensation warrants to purchase Class B Warrants.

     The warrant agent for the Class B Common Stock Purchase Warrants is American Stock Transfer & Trust Company, 40 Wall Street, New York, New York.

Item 2.   Exhibits.
          ---------

          Exhibit                        Description
          -------                        -----------

          1.* Warrant Agreement, dated March 10, 2000, between NUWAVE Technologies, Inc. and American Stock Transfer & Trust


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


                    Company (incorporated by referenced to Exhibit 10.57 to the Company's Annual Report on Form 10-KSB, filed with the Commission on March 30, 2000).

          2.*       Form of Warrant Certificate (incorporated by reference to
                    Exhibit 10.58 to the Company's Annual Report on Form 10-KSB, filed with the Commission on March 30, 2000).

---
* Incorporated herein by reference as indicated.


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


                                    SIGNATURE

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Dated:  September 13, 2000              NUWAVE TECHNOLOGIES, INC.


                                        By: /s/ Gerald Zarin
                                           ------------------------------------
                                           Gerald Zarin
                                           Chairman of the Board, President
                                             and Chief Executive Officer


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